VIA ELECTRONIC EDGAR FILING

Russel Mancuso, Esq.

Legal Branch Chief

Office of Electronics and Machinery

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

In re: BioSculpture Technology, Inc. - SEC CIK Number: 0001606799,

OPINION LETTER OF COUNSEL

Dear Mr. Mancuso:	August 16, 2016

In connection with the application for Regulation A Qualification for BioSculpture Technology, Inc., (“BST”), the undersigned attorney representing BST hereby provides the following opinion and consents for its inclusion within that filing.

BioSculpture Technology, Inc. is duly organized under the statutes of the state of Delaware and in good standing under those laws. It is authorized to do business in all states in which it is required to be so authorized.

The Company has necessary power under its charter, bylaws, and applicable state and federal laws to issue the securities contemplated in this Offering. The securities being sold will be legally issued, fully paid and non-assessable.

For purposes of this opinion I have reviewed the Certificate of Incorporation, the Amended Certificate of Incorporation, Corporate Bylaws, Corporate Minutes, the 2015 Delaware Annual Franchise Tax Report, New York and Florida Income Tax filings, 2016 F.D.A. registration, and Quarterly Medical Device Tax (Form 720) Filings to date. I have firsthand knowledge of the authenticity of the documents reviewed.

The opinions stated herein are restricted to the Law of the States of New York, New Jersey, and the District of Columbia, to Federal Law, and to the Corporate Law of the State of Delaware.

Yours truly,

/s/ Robert L. Cucin
Robert L. Cucin, M.D.,Esq.

RLC/ms/hp4700c

Cc: file, sdx